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                                                                   EXHIBIT 99(a)

FINAL


Media:        Ruth Weber Kelley      For Immediate Release
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              (612) 372-5628         February 1, 2000
Investors:    Karin E. Glasgow
              (612) 342-3979


              RELIASTAR REPORTS FOURTH QUARTER, YEAR-END EARNINGS
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MINNEAPOLIS - ReliaStar Financial Corp. (NYSE: RLR) announced today that fourth quarter 1999 operating income on a diluted basis before special items was $.82 per share, an increase of 3 percent over $.80 per share before special charges in the same period a year ago. Analysts' consensus estimate for operating earnings in the fourth quarter was $.81 per share.

     Total operating income before special items was $73.3 million in the fourth quarter of 1999, unchanged from $73.3 million of operating income before special charges in the fourth quarter of 1998.

     "The fundamentals of our business are extremely strong, as evidenced by the 19 percent increase in total insurance sales for the quarter and 17 percent increase in sales for the year. Given the steps we took last year to build a strong base for future growth -- including our acquisition of Pilgrim - we're confident about our ability to achieve our financial goals in 2000," said John
G. Turner, ReliaStar chairman and CEO. "I think our fourth quarter results demonstrate that the reinsurance difficulties of '99 are behind us and that we've taken the necessary steps to achieve our growth objectives."

Special Items

Fourth quarter 1999 earnings were affected by two special items: an $8.9 million after-tax special charge relating to severance, facilities and merger-related costs associated with the combination of ReliaStar's mutual fund operations; and an unrelated $7.0 million one-time tax benefit. The two items resulted in a negative net impact of $1.9 million.

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          RELIASTAR REPORTS FOURTH QUARTER, YEAR-END EARNINGS  2-2-2

     The company said at the time of the Pilgrim acquisition announcement that it would take a charge of this magnitude to integrate the company's existing mutual fund operation into the newly acquired operation. The one-time tax benefit resulted from a clarification in tax law affecting previous acquisitions.

     On a diluted basis, fourth quarter net income per share was $.80, a 111 percent increase over the $.38 per share earned in the fourth quarter of 1998. Total net income in the fourth quarter of 1999 was $71.4 million, an increase of 103 percent over the $35.1 million of net income earned in the same period last year. Fourth quarter 1998 earnings were reduced by $34.3 million (after-tax) in special charges relating to severance and facilities costs associated with consolidating service operations; a change in lapse assumptions; and life insurance litigation settlement costs.

Full-Year 1999 Results

On a diluted basis, 1999 operating income per share before special items was $2.86, compared with $2.91 per share before special charges in 1998. Full-year operating income before special items totaled $255.0 million, compared with $269.5 million before special charges in 1998. Full-year 1999 operating earnings were affected by a $21.3 million after-tax charge in the third quarter related to the company's reinsurance business. The charge included $5.1 million to strengthen reserves for international reinsurance business and $16.2 million to accrue for all incurred and prospective losses expected from medical reinsurance business written by two independent reinsurance managing underwriters with whom the company terminated its relationship in the third quarter.

     Net income in 1999 totaled $253.6 million, an increase of 7 percent over $237.7 million in 1998. On a diluted basis, 1999 net income per share was $2.85, an increase of 11 percent compared with $2.56 per share in 1998.

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          RELIASTAR REPORTS FOURTH QUARTER, YEAR-END EARNINGS  3-3-3

Revenue Measures

Total statutory premiums and deposits, and fee revenues in the fourth quarter of 1999 were $1.1 billion, an increase of 25 percent compared with the same period a year ago. For full-year 1999, total statutory premiums and deposits, and fee revenues were $4.2 billion, an increase of 18 percent compared with 1998.

Operations

In the fourth quarter of 1999, insurance product sales totaled $546.2 million, an increase of 19 percent over the fourth quarter of 1998. For full-year 1999, insurance product sales totaled $2.0 billion, an increase of 17 percent over 1998. Cross-selling efforts, an important component of the company's overall strategy, generated sales for the year of $550.3 million, an increase of 39 percent over 1998.

     "Our 1999 sales results tell an incredible story about the health and vitality of this organization," said Bob Salipante, president and COO. "In addition to achieving record sales in the majority of our operations, we also laid a tremendous amount of track in '99 for producing future sales and earnings growth. The Pilgrim acquisition gives us the scale, fund performance and additional distribution that we need to ramp up our efforts to gather and manage more customer assets - a key growth strategy for 2000. Opening the doors of our consolidated service center in Minot, N.D., was a major accomplishment, as was the additional streamlining of our individual operations - two actions that will contribute significantly to improved operating efficiency going forward."

     Fourth quarter sales of individual market products, which comprise products sold through the company's Personal Financial Services and Tax-Sheltered/Fixed Annuity segments, totaled $239.7 million, an increase of 6 percent over the same period a year ago. Individual life insurance sales were particularly strong in the fourth quarter, increasing 13 percent over the same period last year. Individual market products were up 5 percent for the year, with sales of individual life insurance up 12 percent and variable annuities up 11 percent on a year-over-year basis.

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          RELIASTAR REPORTS FOURTH QUARTER, YEAR-END EARNINGS  4-4-4

     Operating income in the Personal Financial Services and Tax-Sheltered/Fixed Annuity segments was down 5 and 4 percent, respectively, for the quarter, due to higher expense levels, including costs associated with the company's service center consolidation and unusually high levels of investment income reported in the fourth quarter of '98. For the year, operating income was up 10 percent in Personal Financial Services and 4 percent in the Tax-Sheltered/Fixed Annuity segment.

     In the Worksite Financial Services segment, which specializes in group life, 401(k) plans and voluntary life insurance products at the worksite, sales totaled $235.9 million for the quarter and $728.1 million for the year, an increase of 34 percent and 32 percent, respectively, over the previous periods. Operating income for this segment was $18.0 million for the quarter and $64.5 million for the year, an increase of 4 percent and 7 percent, respectively, over the same periods last year.

     In the reinsurance segment, sales totaled $70.6 million for the quarter and $275.4 million for the year, an increase of 25 percent and 34 percent, respectively, over the previous periods. Operating income for this segment was down 5 percent for the quarter and 62 percent for the year, due to the $21.3 million third quarter operating charge noted earlier.

     ReliaStar's mutual fund operation, now called Pilgrim, posted sales of $873.4 million for the quarter and $1.69 billion for the year, an increase of 492 percent and 89 percent, respectively, over the same periods last year. Including the sales of Pilgrim funds in both periods, on a pro forma basis, sales of mutual funds were 169 percent higher in the fourth quarter of 1999 over the same period in 1998.

     As of Dec. 31, 1999, ReliaStar had $35.5 billion in assets under management compared with $22.7 billion as of Dec. 31, 1998. ReliaStar had 88.9 million common shares outstanding as of Dec. 31, 1999.

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          RELIASTAR REPORTS FOURTH QUARTER, YEAR-END EARNINGS  5-5-5

Other Developments

ReliaStar completes acquisition of Pilgrim Capital. ReliaStar announced on Oct. 29 that it had completed its acquisition of Pilgrim Capital Corp. Immediately following the close, ReliaStar's Northstar mutual fund business was integrated into Pilgrim's operation based in Phoenix. The new organization has a family of 32 mutual funds, assets under management of $14.6 billion and an annualized sales run rate of over $4 billion.

New ReliaStar consolidated service center open for business.   On Nov. 8,
ReliaStar began serving customers and distributors from its new 90,000-square-foot service center in Minot, N.D. The company announced in December 1998 that it would consolidate its five individual life insurance and annuity service centers into one operation in a two-year, staged transition beginning in November 1999. The center currently employs 370 people, with that number scheduled to grow to about 550 by the end of 2000 as the transition of business is completed.

PrimeVest signs agreement to acquire third-party bank marketing operation. PrimeVest Financial Services, Inc., a ReliaStar subsidiary, announced on Jan. 18 that it had signed an agreement to acquire the retail third-party financial institution marketing component of BISYS Brokerage Services, a subsidiary of BISYS Group, Inc. Terms of the deal were not disclosed. The acquisition will provide PrimeVest with additional scale and extend its presence in the western United States.

ReliaStar announces regular quarterly dividend of 20 1/2 cents per share of common stock. The board of directors of ReliaStar Financial Corp. (NYSE: RLR) declared on Jan. 13 a regular quarterly dividend of 20 1/2 cents per share of common stock. The dividend is payable on Feb.11, 2000, to shareholders of record at the close of business on Jan. 24, 2000.

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          RELIASTAR REPORTS FOURTH QUARTER, YEAR-END EARNINGS  6-6-6

     ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products, investment advisory and brokerage services, and personal finance education. Based on revenues, ReliaStar Financial Corp. is the eighth largest publicly held life insurance holding company in the United States, and its subsidiaries have $35.5 billion in assets under management and life insurance in force of $327.7 billion.

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Certain Forward-Looking Information

This report and earlier filings contain forward-looking information that discusses earnings guidance, known trends and uncertainties, interest spreads, reinsurance claims experience, withdrawal and surrender activity, direction of new investment cash flow, impacts of changes in interest rates on the Insurers' investment portfolio and strategies to mitigate such effects. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ReliaStar identifies the following important factors that could cause ReliaStar's actual results to differ materially from any results that might be projected by ReliaStar in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of the Company. Accordingly, although ReliaStar believes that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that those assumptions will approximate actual experience.

The important factors include the following:

* General economic conditions, including prevailing interest rates and the performance of the stock market which may affect the Company's ability to sell its products;
*  The market value of the Company's investments;
* The lapse rate and profitability of the insurance policies issued by ReliaStar;
* Mortality and morbidity factors in ReliaStar's insurance business (including the effect of the Company's reinsurance and retrocession risk management programs);
* Changes in federal tax laws, which could adversely affect the tax advantages of certain of the Company's products;
* Legislative or regulatory changes affecting financial institutions, including those affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products;
*  Industry consolidation and competition; and
*  Retention of key employees.

You should also consider other risks and uncertainties discussed in documents filed by ReliaStar with the Securities and Exchange Commission. ReliaStar has no obligation to update forward-looking information.